Exhibit 99.1

eGAIN ANNOUNCES FINANCIAL RESULTS FOR THE QUARTER AND FISCAL YEAR

ENDED JUNE 30, 2005

•	FOURTH QUARTER HIGHLIGHTS

-	Revenue up 24% year-over-year

-	License revenue up 200% year-over-year

-	Net profit from operations improves to $20,000 from a prior year fourth fiscal quarter net loss from operations of $717,000

•	FISCAL YEAR 2005 HIGHLIGHTS

-	Revenue up 4% year-over-year

-	License revenue up 47% year-over-year

-	Net profit from operations improves to $212,000 from a prior fiscal year net loss from operations of $4.4 million

Mountain View, Calif. (September 8, 2005) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the fourth quarter and fiscal year ended June 30, 2005.

Revenue for the quarter ended June 30, 2005 was $5.8 million, an increase of $1.1 million or 24% from the comparable year-ago quarter. For the fiscal year ended June 30, 2005, revenue was $20.4 million, an increase of $825,000 or 4% compared to revenue of $19.6 million in fiscal year 2004.

Net loss applicable to common stockholders for the quarter ended June 30, 2005 was $277,000, or $0.02 per share, compared to a net loss applicable to common stockholders of $2.8 million, or $0.77 per share, for the same quarter a year ago. For the fiscal year ended June 30, 2005, net loss applicable to common stockholders was $4.6 million, or $0.47 per share, compared to a net loss applicable to common stockholders of $12.3 million, or $3.33 per share for the fiscal year 2004.

Pro forma net income for the quarter ended June 30, 2005 was $149,000 or $0.01 per share, compared to a pro forma net loss of $34,000, or $0.00 per share, for the same quarter a year ago. For the fiscal year ended June 30, 2005, pro forma net loss was $178,000, or $0.01 per share, compared to a pro forma net loss of $563,000, or $0.04 per share, for fiscal year 2004. Pro forma net income (loss) figures exclude depreciation, amortization, accreted dividends, interest expense, tax expense and restructuring charges. A table reconciling the pro forma net income (loss) to GAAP net loss is included in the condensed consolidated financial statements in this release.

Total cash and cash equivalents were $4.5 million at June 30, 2005, compared to $5.2 million at June 30, 2004. Days sales outstanding in receivables for the June 2005 quarter were 71 days compared to 55 days for the comparable year-ago quarter.

“We are pleased with our overall performance for fiscal year 2005,” said Ashu Roy, CEO of eGain. “We increased revenues and recorded a profit from operations for the fiscal year, a first in eGain’s history. We see increased adoption for eGain Service™ 7, our award-winning suite for implementing Customer Interaction Hubs, across the enterprise and mid-market businesses and look forward to continuing this positive momentum in fiscal year 2006.”

Fiscal 2005 Business Highlights

Industry recognition

eGain Service 7 won highly coveted industry awards during FY2005:

•	“Best-of-breed” recognition from Forrester and Patricia Seybold Group. The suite received the #1 rating in the “current offering” category in the 2005 eService ForresterWave™ research report, and also in Patricia Seybold Group’s Bull’s Eye Reports on customer service overall as well as multiple sub-domains in customer service software – knowledge management, architecture and analytics. All the reports used a comprehensive evaluation framework to rate the solutions.

•	Selected as one of three finalists in eWeek’s fifth Annual Excellence Awards Program in the Business Relationship Management category.

•	“Positive” rating from Gartner in its eService suites marketscope.

•	“Product of the year” award for 2004 from Customer Inter@ction Solutions magazine for demonstrating product excellence and delivering a compelling return on investment to customers.

•	Top score among all vendors for email response management, and the top scores for knowledge base, search technology, and reporting and analysis among publicly held peers in Forrester’s 2004 eService TechRankings.

•	eGain was also included in the 2004 Deloitte Technology Fast 500 North America, a ranking of the fastest growing technology companies in North America, based on percentage revenue growth for the past five fiscal year period (1999 to 2003).

Market demand

On the heels of its pioneering eService study, eGain sponsored a second study - conducted by BenchmarkPortal, focused exclusively on small and medium-sized businesses (SMBs). The study revealed that online customer service provided by SMBs is even worse than the service level offered by large enterprises, further validating the need for robust multichannel online service solutions.

Partnerships

•	Aspect has validated eGain Mail™, an integral part of eGain Service 7, on Aspect® Uniphi Suite version 6.1, the latest release of Aspect’s applications convergence platform for contact centers. Customers can use eGain’s solution in an Aspect Uniphi Suite environment to integrate e-mail-based customer care into their contact centers.

•	eGain’s knowledge management solution has been certified for use with HP ServiceDesk™. The combined solution will help IT service management groups in global enterprises maximize their return on knowledge investments and promote self-service. eGain’s knowledge management solution has also been integrated with Remedy’sAction Request System™. The integration will improve problem resolution effectiveness and efficiencies in customer helpdesks.

•	In July 2004 eGain announced a strategic global partnership with Wipro Technologies, one of the world’s fastest growing global IT services organizations. Wipro will offer system integration services around eGain’s entire product suite.

Customer momentum

The company launched eGain Service™ 7, a next-generation customer interaction hub offering, at its annual North America user conference held in October 2004. The innovative self-service and multichannel service resolution capabilities of eGain Service 7 have been received well both by existing customers looking to upgrade and new prospects. eGain On Demand™ continues to attract customers with its flexible approach to hosted and on-premise deployments.

Among new customers in fiscal year 2005 are Absolute Entertainment, Adelphia Communications, Alaska Communications, Avon Cosmetics, Beliefnet’s Soulmatch, Carlson Wagonlit, May Department Stores Company, Navman, Playboy, Rogers Communications, Telecom Italia Media-Internet Division, Thomson Education Direct, Thrivent Financial Bank, and Xpedite.

Also in fiscal year 2005, the company significantly expanded its business with one of the top-tier North American financial services provider and a Japanese government agency as well as ABN AMRO, Aliant, Barclays, Centrica, Coors Brewers, HSBC, La Quinta, Scottish & Southern Energy, Staples, Streets Online, Timberland, and Vodafone Ireland.

Fourth Quarter and Fiscal Year 2005 Financial Highlights

Revenue

Revenue for the quarter was $5.8 million, an increase of $1.1 million or 24%, compared to $4.7 million for the same quarter a year ago. For the fiscal year ended June 30, 2005, revenue was $20.4 million, an increase of $825,000 or 4%, compared to $19.6 million for fiscal year 2004.

License revenue for the quarter was $2.2 million, an increase of $1.5 million or 200%, compared to $740,000 for the same quarter a year ago. For the fiscal year ended June 30, 2005, license revenue was $6.0 million, an increase of 47% compared to $4.1 million for fiscal year 2004.

Support and services revenue for the quarter was $3.6 million, a decrease of $367,000 or 9%, compared to $4.0 million for the same quarter a year ago. For the fiscal year ended June 30, 2005, support and services revenue was $14.5 million, a decrease of $1.1 million or 7%, compared to $15.5 million for fiscal year 2004.

International revenue accounted for 52% and domestic revenue accounted for 48% of total revenue for the quarter, compared to 47% and 53% respectively in the comparable year-ago quarter. For the fiscal year ended June 30, 2005, international revenue accounted for 49% and domestic revenue for 51% of total revenue, compared to 48% and 52% respectively for fiscal year 2004.

Cost of Revenue and Gross Profit

Gross profit for license revenue for the quarter was $2.1 million or a gross margin of 96% compared to $378,000 or 51% in the comparable year-ago quarter. Gross profit for license revenue for the fiscal year 2005 was $5.6 million or a gross margin of 93% compared to $2.4 million or 59% for fiscal year 2004. The significant increase in the gross margin for license revenue in fiscal year 2005 was primarily due to the expiration and renegotiation of certain third-party software royalty agreements that resulted in a reduction in the amortization of prepaid royalties. In addition, as part of our ongoing product development strategy, eGain Service 7 has less third-party software built into it than prior product releases and therefore lower corresponding costs for third-party software royalty costs.

The gross profit for support and services revenue for the quarter was $1.9 million or a gross margin of 53% compared to $2.4 million or 61% in the comparable year-ago quarter. Gross profit for support and services revenue for the fiscal year 2005 was $8.3 million or a gross margin of 57% compared to $9.1 million or 58% for fiscal year 2004.

Research and Development

Research and development expense for the quarter was $734,000, an increase of $115,000 or 19% from the comparable year-ago quarter. For the fiscal year 2005, total research and development expense was $2.4 million, a decrease of 20% or $575,000 from the fiscal year 2004.

Sales and Marketing

Sales expense for the quarter was $2.0 million, an increase of $337,000 or 20% from the comparable year-ago quarter. For the fiscal year 2005, total sales expense was $7.1 million, an increase of $27,000 from the fiscal year 2004.

Marketing expense for the quarter was $427,000, an increase of $103,000 or 32% from the comparable year-ago quarter. The total marketing expense for the fiscal year 2005 was $1.8 million, an increase of $545,000 or 43% from the fiscal year 2004.

General and Administrative

General and administrative expense for the quarter was $882,000, an increase of $105,000 or 14% from the comparable year-ago quarter. For the fiscal year 2005, total general and administrative expense was $3.3 million, a decrease of $152,000 or 4% from the fiscal year 2004.

Restructuring and Other

There was no restructuring expense for the quarter, compared to a restructuring expense of $19,000 in the comparable year-ago quarter. Other operating expense for the quarter was $6,000, compared to other operating income of $154,000 in the comparable year-ago quarter. For the fiscal year 2005, total restructuring benefit was $944,000 compared to an expense of $186,000 for fiscal year 2004. For the fiscal year 2005, other operating expense was $22,000 compared to other operating income of $163,000 for fiscal year 2004.

Non-operating Income/Expense

Non-operating expense for the quarter was $297,000 compared to $263,000 for the same quarter a year ago. For the fiscal year 2005, total non-operating expense was $1.1 million compared to $490,000 for the fiscal year 2004.

Earnings

On a GAAP basis, net loss applicable to common stockholders for the quarter was $277,000 or $0.02 per share, compared to a net loss applicable to common stockholders of $2.8 million, or $0.77 per share for the same quarter a year ago. The GAAP-basis net loss applicable to common stockholders for the fiscal year ended June 30, 2005 was $4.6 million, a reduction of $7.7 million or 63% from a loss of $12.3 million for the fiscal year 2004.

Pro forma net income for the quarter ended June 30, 2005, was $149,000 or $0.01 per share, compared to a pro forma net loss of $34,000, or $0.00 per share, for the same quarter a year ago. For the fiscal year ended June 30, 2005, pro forma net loss was $178,000, or $0.01 per share, compared to a pro forma net loss of $563,000, or $0.04 per share, for the fiscal year 2004.

Balance Sheet

Cash

Total cash and cash equivalents were $4.5 million at June 30, 2005, a decrease of $683,000 from $5.2 million at June 30, 2004.

Days Sales Outstanding (DSO)

DSO for the June 2005 quarter was 71 days, compared to 55 days during the comparable year-ago quarter.

Guidance for Fiscal Year 2006

-	Revenue is currently anticipated to be in the range of approximately $22 million to $24 million.

-	Diluted EPS is currently anticipated to be in the range of approximately $0.01 to $0.05 based on an estimated average of 15.3 million diluted shares.

-	Cash flow from operations is currently anticipated to be positive.

The full year earnings per share guidance does not include the incremental impact of the recently issued Financial Accounting Standards Board (FASB) stock option expense requirement that will become effective in fiscal year 2006.

Use of Non-GAAP Financial Measures

To supplement eGain’s consolidated financial statements presented in accordance with GAAP (Generally Accepted Accounting Principles), eGain uses non-GAAP pro forma net income (loss) and pro forma net income (loss) per share measures, which are not in accordance with, nor an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies. eGain’s management believes that the presentation of these measures is useful to investors and other interested persons because, by excluding certain expenses we believe are not indicative of our core operating results, the users of the financial statements are provided with valuable insight into eGain’s operating results. Further, these non-GAAP results are one of the primary indicators eGain’s management uses for planning and forecasting future performance. In addition, eGain has consistently provided these pro forma measurements in previous earnings releases and believes that it is important to provide investors and other interested persons with a consistent basis for comparison between quarters.

About eGain Communications Corporation

eGain is a provider of customer service and contact center software and services, trusted by world-class companies to achieve and sustain customer service excellence for over a decade. eGain Service 7™, the company’s software suite, available licensed or hosted, includes integrated applications for customer email management, live web collaboration, service fulfillment, knowledge management, and web self-service. These robust applications are built on the eGain Service Management Platform ™ (eGain SMP™), designed to be a scalable next-generation framework that includes end-to-end service process management, multi-channel, multi-site contact center management, a flexible integration approach, and certified out-of-the-box integrations with leading call center, content and business systems.

Headquartered in Mountain View, California, eGain has an operating presence in 18 countries and serves over 800 enterprise customers worldwide. To find out more about eGain, visit http://www.eGain.com or call the company’s offices—United States: (888) 603-4246 ext. 9; London: +44 (0) 1753-464646

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products; the anticipated customer benefits from eGain products; increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K filed on September 28, 2004, and the company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:

Karen Thrash	IRegain@eGain.com

650-230-7528

PR@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2005	June 30, 2004
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$4,498	$5,181
Restricted cash	12	12
Accounts receivable, net	4,590	2,876
Prepaid and other current assets	1,125	1,408

Total current assets	10,225	9,477

Property and equipment, net	741	473
Goodwill, net	4,880	4,880
Other assets	58	331

Total assets	$15,904	$15,161

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,109	$1,036
Accrued compensation	1,386	765
Accrued liabilities	1,190	1,335
Deferred revenue	4,144	3,731
Current portion of accrued restructuring	17	86
Current portion of bank borrowings	1,585	506
Current portion of capital lease obligations	—	9

Total current liabilities	9,431	7,468

Related party notes payable	7,579	6,607
Bank borrowings, net of current portion	69	—
Accrued restructuring, net of current portion	—	1,264
Other long term liabilities	229	242

Total liabilities	17,308	15,581

Stockholders’ equity:
Cumulative convertible preferred stock	$—	$108,755
Common stock	15	4
Additional paid-in capital	315,467	206,721
Notes receivable from stockholders	(72)	(94)
Accumulated other comprehensive income (loss)	(456)	(290)
Accumulated deficit	(316,358)	(315,516)

Total shareholders’ equity	$(1,404)	$(420)

	$15,904	$15,161

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
License	$2,232	$743	$5,960	$4,058
Support and Services	3,610	3,977	14,468	15,545

Total revenue	5,842	4,720	20,428	19,603
Cost of license	100	365	406	1,646
Cost of support and services	1,679	1,541	6,215	6,462

Gross profit	4,063	2,814	13,807	11,495

Operating costs and expenses:
Research and development	734	619	2,367	2,942
Sales and marketing	2,421	1,981	8,855	8,284
General and administrative	882	777	3,295	3,447
Amortization of other intangible assets	—	289	—	1,203
Restructuring and other	6	(135)	(922)	23

Total operating costs and expenses	4,043	3,531	13,595	15,899

Income / (Loss) from operations	20	(717)	212	(4,404)
Non-operating income (expenses)	(297)	(263)	(1,054)	(490)

Net income / (loss)	(277)	(980)	(842)	(4,894)

Dividends on convertible preferred stock	—	(1,867)	(3,732)	(7,384)

Net loss applicable to common stockholders	(277)	(2,847)	(4,574)	(12,278)

Per share information:

Basic and diluted net loss per common share	$(0.02)	$(0.77)	$(0.47)	$(3.33)

Weighted average shares used in computing basic and diluted net loss per common share	15,288	3,695	9,731	3,688

Supplemental information:

Non-GAAP financial measures and reconciliation
Net loss applicable to common stockholders	$(277)	$(2,847)	$(4,574)	$(12,278)
Less: Amortization of other intangible assets	—	289	—	1,203
Amortization of prepaid licenses	—	250	66	1,183
Depreciation	64	123	326	1,060
Dividends on convertible preferred stock	—	1,867	3,732	7,384
Interest and Tax	362	265	1,216	699
Restructuring costs	—	19	(944)	186

Pro forma net income / (loss):	$149	$(34)	$(178)	$(563)

Basic and diluted pro forma net income / (loss) per common share	$0.01	$(0.00)	$(0.01)	$(0.04)

Weighted average shares used in computing basic and diluted pro forma net income / (loss) (adjusted for the conversion of preferred stock at the beginning of the period)	15,288	15,286	15,288	15,279